Exhibit 99.2

FOR:	AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:	Irit Eluz
CFO - SVP Finance & Treasurer
1 866 447 8636
irit@ampal.com

FOR:	KM - Investor Relations
CONTACT:	Roni Gavrielov
011-972-3-516-7620
roni@km-ir.co.il

FOR:	PM-PR Media consultants
CONTACT:	Zeev Feiner
011-972-50-790-7890
z@pm-pr.com

Ampal Publishes a Proposed Outline for the
Restructuring of Ampal's Debentures

TEL AVIV, Israel, July 17, 2012 – Ampal-American Israel Corporation (Nasdaq: AMPL), a holding company in the business of acquiring and managing interests in various businesses, announced today, following its previous announcement dated April 4, 2012, that Ampal has published a new proposed outline for arrangement (the "Term Sheet") to be voted on by Ampal's three Debenture Series’ holders in the upcoming days. The Term Sheet sets out the proposed guiding principles for a detailed agreement to modify the terms of all of Ampal’s outstanding Debentures.  The Term Sheet reflects the ongoing negotiations with the committees formed by the holders of each Debenture Series. If the Term Sheet is adopted, various court approvals, registration statements and a detailed Debenture holders’ consent will be required.

According to the Term Sheet, Ampal will postpone all of the principal payments due to all of its Series A, Series B and Series C Debentures (collectively, the “Debentures”) by two years (the "Postponement Period"), starting in December 2011.

The Term Sheet includes various undertakings to be taken by both Ampal and by its controlling shareholder group upon final agreement, including, among others:

1.
During the Postponement Period, Ampal will continue to make semi-annual interest payments due to all of its Debentures, the first one on the later of October 1, 2012 or 10 working days after the final restructuring agreement is approved, and the rest once every six months thereafter. On the date of the first semi-annual interest payment, Ampal will pay each Debenture series the entire interest accumulated up to that date;

2.
Once the final restructuring agreement is approved and subject to Ampal's available cash, Ampal will pay the Debenture holders a sum of US$5 million on account of the first principal payment after the Postponement Period. In any event Ampal will pay at least $2.5 million not later than December 31, 2012 and the balance not later than June 30, 2013. Out of this amount, $1.25 million will be paid to Series B Debenture holders and the balance will be paid pro rata between all the Debenture holders;

3.
For the Postponement Period, all the Debenture holders will be eligible to receive additional annual interest at the rate of 1.25% to be paid during the future principal payments. All of the Debenture holders will be eligible to receive further additional annual interest at the rate of 0.75% for the period after the Postponement Period and through the maturity of the entire debt due under the Debentures;

4.	Ampal will deposit with each Debenture Series holders' trustee additional cash equal to the payment of semi-annual interest payments to the Debenture holders;

5.
Issuance to the Debenture holders of more than 23%  of Ampal's Class A Stock, resulting in the Debenture holders holding 23% of Ampal's Class A Stock on a fully diluted basis after all Class A Stock has been issued according to the final restructuring agreement, while Mr. Maiman, the Chairman, President and CEO of the Company and a member of Ampal's controlling shareholder group, will continue to hold at that time no less than 51% (on a fully diluted basis) of Ampal's Class A Stock;

6.
Ampal will grant the Debenture holders a single first rank lien, for an unlimited sum, on Ampal's holdings in a limited partnership which holds an interest in East Mediterranean Gas Co. ("EMG"). In addition, Ampal will undertake that the remuneration from realization of its holding in EMG will be distributed prorata between Ampal and the other limited partners and the aforesaid limited partnership;

7.
Ampal’s controlling shareholder group will grant the Debenture holders a single first rank lien up to a value of US$20 million on 24% of Ampal's controlling shareholder group’s interests in the Ethanol project in Colombia, held by the controlling shareholder group (the "Ethanol Project");

8.
Ampal will grant the Debenture holders a single first rank lien, for an unlimited sum, on Ampal's right to receive payments due on a loan Ampal provided to a member of the controlling shareholder group related to the Ethanol Project including the interest accrued up to the date of the realization of such lien, and a similar lien on 25% of the equity of a company which holds the Ethanol Project, should Ampal exercise said loan to equity;

9.
Ampal will grant the Debenture holders a single first rank lien, for an unlimited sum, on Ampal's right to receive payments resulting from its ongoing arbitrations against the Government of Egypt related to its holdings in EMG;

10.	Ampal will grant the Debenture holders a single first rank lien, for an unlimited sum, on Ampal's 37% interest in Bay-Heart Ltd.;

11.	Mr. Maiman will grant the Debenture holders a single first rank lien, for an unlimited sum, on his 24% interest in Eltek Ltd. (Nasdaq: ELTK) ("Eltek");

12.
Ampal will grant the Debenture holders a single first rank lien on Ampal's holdings in its fully owned Israeli subsidiary, Ampal Energy Ltd. Ampal will request that Israel Discount Bank approve this lien before approving the final restructuring agreement. The lien will include terms and/or a quick resolution mechanism which would allow for a grace period before the realization of the lien if it appears that Ampal is about to complete its obligations in accordance with the Term Sheet and it can be assumed that during such grace period, Ampal would complete its obligations to the Debenture holders;

13.	Ampal will be subject to several financial covenants and enhanced disclosure undertakings;

14.	Ampal will not pay dividends or other payments to its shareholders until 50% of the outstanding principal payments due to the Debentures have been repaid to the Debenture holders;

15.	During the Postponement Period, Ampal will not make any out-of-the-ordinary-course-of business transactions with its controlling shareholder group, without the prior consent of the Debenture holders;

16.
Ampal will not pay Mr. Maiman any salary during the Postponement Period, and for an additional period of two years, his cash salary will be limited to 50% of his current salary, while the remainder will be paid in Ampal's Class A Stock;

17.
The Debenture holders will receive a put option from a member of Ampal's controlling shareholder group, exercisable between March 1, 2013 and September 1, 2013, on the loan made by Ampal to the controlling shareholder group with regard to the Ethanol Project, permitting the Debenture holders to cause Ampal to call the loan or to sell the shares Ampal will own in the Ethanol Project to the controlling shareholder group for US$22.5 million (plus interest). The payment of the loan will be made in two installments: the first 25% of the payment will be made by July 1, 2013 and the remaining 75% by March 1, 2014. If the option is exercised after April 1, 2013, the first aforesaid payment will be made 3 months after the option exercise. The put option will be cancelled in the event Ampal sells its holdings in the Ethanol Project for an amount not less than $22.5 million (plus interest);

18.
After the approval of the final agreement, Mr. Maiman will transfer to Ampal his 24% holdings in Eltek and he will receive Ampal's Class A stock with a value of $3 million. Ampal will sell the holdings in Eltek and if the consideration is less than $3 million, Mr. Maiman will pay the difference not later than March 1, 2013. No later than September 1, 2013, Mr. Maiman will pay Ampal the difference between the said amount and $6 million, for which he will receive additional shares of Ampal’s Class A Stock;

19.
The controlling shareholder group of Ampal will not transfer the controlling stake in Ampal during the Postponement Period and will waive any rights for a "golden parachute" in case of change of control during the Postponement Period and until the first principal payment is made to all series of Debentures;

20.
All of Mr. Maiman's undertakings detailed above will be mortgaged in favor of the Debenture holders and will remain valid in the event of Ampal's insolvency, receivership, liquidation and stay-off proceedings;

21.
The Debenture holders will have the right to set all of their Ampal debt to immediate prepayment one year from the finalization and approval of the restructuring, should Ampal not meet at least one of the three following milestones: Gadot's value is higher by US$20 million than Ampal's secured debt to Discount Bank; EMG's business has returned to normal course or EMG provides any other financial benefits to Ampal; or, a third party has invested in the Ethanol Project in an investment reflecting a project value higher than the project's current value on Ampal's books (which is approximately US$90 million for the 100% of the project);

22.
The Debenture holders will have the right to appoint an observer to Ampal's Board of Directors’ meetings. Said observer will be entitled to authorize Global Wind Energy's annual budget, to receive certain information from Ampal regarding its expenses, etc. He will also be entitled to receive payments in accordance with the payments made to the members of the Board, and will be an additional beneficiary to Ampal's Directors & Officers insurance policy;

23.
During the Postponement Period, Ampal’s general and administrative expenses, including management fee payments to one of the members of the controlling group and payments to Ampal's CFO will be reduced substantially. Should one of the three milestones detailed in Section 21 above occur, a sum of US$250,000 out of the  reduced sum as aforesaid will be paid to that member and to the CFO;

24.
Subject to any required approvals, all payments to Ampal's unsecured financial debtors will be postponed in the same manner as the debt to the Debenture holders, which will be entitled to similar pro rata rights as provided to the Debenture holders;

25.	Ampal will not enter to new investments during the Postponement Period without the prior consent of the Debenture holders;

26.
Ampal will have the right to release some of the liens according to a mechanism to be agreed upon in the final settlement agreement and to repay the debt to the Debenture holders early at the pari value and will be released at that time from all of its undertakings;

27.
Not later than 90 days after the approval of this Term Sheet, the parties will finalize the drafting of the detailed restructuring agreement and will present it for the votes of the Debenture holders; and

28.
The detailed restructuring agreement will include certain exemptions from possible litigation against Ampal's controlling shareholders group, its directors and its officers.  Such exemptions are all subject to Ampal's and Mr. Maiman's upholding their undertakings and depositing with the trustees of the Debentures an amount of $9 million by January 1, 2014 from sources which do not currently appear in Ampal's forecasted cash flow, all as will be detailed in the final restructuring agreement. Notwithstanding the aforesaid, the exemption related to the Ethanol Project will be subject only to the actual payments made by the member of Ampal's controlling shareholders group according to Section 17 above.

There is no assurance that Ampal will reach detailed agreements with the Debenture holders and obtain all the required consents and approvals.

The Series A, Series B and Series C Debentures are listed on the Tel Aviv Stock Exchange. The Series A, Series B and Series C Debentures' offerings were made solely to certain non-U.S. institutional investors in accordance with Regulation S under the U.S. Securities Act of 1933, as amended.  The Series A, Series B and Series C Debentures have not been and will not be registered under the U.S. securities laws, or any state securities laws, and may not be offered or sold in the United States or to United States persons without registration unless an exemption from such registration is available.  This notice does not constitute an offer to sell the Series A, Series B and Series C Debentures nor is it a solicitation for an offer to purchase the Series A, Series B and Series C Debentures. Further, this press release shall not constitute any offer, solicitation or sale of any of the Series A, Series B and Series C Debentures in any jurisdiction in which such offering sold would be unlawful.

About Ampal:
Ampal and its subsidiaries acquire interests primarily in businesses located in the State of Israel or that are Israel-related. Ampal is seeking opportunistic situations in a variety of industries, with a focus on energy, chemicals and related sectors. Ampal’s goal is to develop or acquire majority interests in businesses that are profitable and generate significant free cash flow that Ampal can control. For more information about Ampal please visit our web site at www.ampal.com.

Safe Harbor Statement
Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq and Egypt, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. Ampal assumes no obligation to update or revise any forward-looking statements.